CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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     We hereby consent to the  incorporation  by reference in this  Registration
     Statement on Form N-1A of our report dated November 27, 2006, relating to the financial statements and financial highlights which appears in the September 30, 2006 Annual Report to Shareholders of Baron Investment Funds Trust, comprising, respectively, Baron Asset Fund, Baron Growth Fund, Baron Small Cap Fund, Baron iOpportunity Fund and Baron Fifth Avenue Growth Fund (collectively the "Funds"), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Registered Public Accountants" and "Financial Statements" in such Registration Statement.



  /s/ PricewaterhouseCooper LLP
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       PricewaterhouseCoopers LLP
       New York, New York
       January 25, 2007